Filed Pursuant to Rule 424(b)(5)
Registration No. 333-222963

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 29, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated February 9, 2018)

$

Southwest Airlines Co.

$                         % Notes due 2023

$                         % Notes due 2025

This is an offering by Southwest Airlines Co. of $             aggregate principal amount of debt securities, consisting of $             principal amount of     % Notes due 2023 (the “2023 notes”) and $             principal amount of         % Notes due 2025 (the “2025 notes” and, together with the 2023 notes, the “notes”).

The 2023 notes will bear interest at the rate of     % per year and will mature on                     , 2023, and the 2025 notes will bear interest at the rate of         % per year and will mature on                     , 2025. Interest on the notes will be payable semi-annually in arrears on                      and                      of each year, beginning on                     , 2020.

In the event of a Change of Control Triggering Event, as defined in this prospectus supplement, with respect to any series of notes, the holders of such notes may require us to purchase for cash all or a portion of their notes at a purchase price equal to 101% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any. We may redeem some or all of the notes at any time. The redemption prices are discussed under the caption “Description of Notes—Redemption.”

The notes will be unsecured and unsubordinated obligations of the Company and will rank equally with all of its other unsubordinated indebtedness. The notes will not be entitled to the benefit of any sinking fund.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5.

	Per 2023 Note		Total 2023 Notes	Per 2025 Note		Total 2025 Notes
Public Offering Price(i)		%	$		%	$
Underwriting Discounts		%	$		%	$
Proceeds to Southwest Airlines Co. (before expenses)(i)		%	$		%	$

(i)	Plus accrued interest, if any, from , 2020, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A., and Euroclear Bank SA/NV, on or about                     , 2020, which is the                     business day following the date of this prospectus supplement. See “Underwriting (Conflicts of Interest).”

Joint Book-Running Managers

BofA Securities	BNP PARIBAS	Citigroup	J.P. Morgan	Morgan Stanley

Goldman Sachs & Co. LLC	Wells Fargo Securities

                    , 2020

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of notes. If the information about the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, or any document incorporated by reference is accurate as of any date other than the dates of the respective documents.

Unless otherwise indicated or required by the context, as used in this prospectus supplement, the terms “we,” “our” and “us” refer to Southwest Airlines Co.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are based on, and include statements about, our estimates, expectations, beliefs, intentions, and strategies for the future, and the assumptions underlying these forward-looking statements. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, statements related to the following:

•

our financial outlook, goals, expectations, and projected results of operations, including factors and assumptions underlying our projections, in particular assumptions regarding the impact of the COVID-19 pandemic, and the Boeing 737 MAX aircraft (the “MAX”) groundings and the timing of the MAX’s return to service;

•	our expectations about future receipts pursuant to the Payroll Support Program under the CARES Act;

•

our plans and expectations regarding our fleet, our fleet order book, and our fleet delivery schedule, including factors and assumptions underlying our plans and expectations, in particular the impacts of the COVID-19 pandemic and the MAX groundings;

•	our plans and expectations related to the return of the MAX to service;

•	our capacity plans and expectations, including factors and assumptions underlying our plans and expectations, in particular the impacts of the COVID-19 pandemic;

•	our network plans;

•	our plans, expectations, and estimates related to fuel costs and our related management of risk associated with changing jet fuel prices, including the assumptions underlying the estimates;

•

our expectations with respect to capital expenditures and liquidity, including our ability to meet our ongoing capital, operating, and other obligations, and our anticipated needs for, and sources of, funds;

•	the successful completion of this offering, the Common Stock Offering (defined below), and the Convertible Notes Offering (defined below);

•	our use of proceeds from this offering of notes, the Common Stock Offering, and the Convertible Notes Offering;

•	our assessment of market risks; and

•	our plans and expectations related to legal and regulatory proceedings.

While management believes these forward-looking statements are reasonable as and when made, forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual results may differ materially from what is expressed in or indicated by our forward-looking statements or from historical experience or our present expectations. Factors that could cause these differences include, among others:

•

the extent of the impact of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence, of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, and the extent of the impact of the COVID-19 pandemic on overall demand for air travel and our access to capital;

•

the impact of fears or actual outbreaks of infectious disease, economic conditions, governmental actions, extreme or severe weather and natural disasters, fears of terrorism or war, actions of competitors, fuel prices, consumer perception, and other factors beyond our control, on consumer behavior and our results of operations and business decisions, plans, strategies, and results;

S-i

•

the United States Department of the Treasury’s (the “Treasury”) right pursuant to the Payroll Support Program to amend the documents or require new or additional conditions of the payroll support in ways that may be materially adverse to us;

•

the enactment or adoption of future laws, statutes, and regulations and interpretation or enforcement of current and future laws, statutes, and regulations that affect the terms or application of the Payroll Support Program documents and that may have a material adverse effect on us;

•

our dependence on Boeing and the Federal Aviation Administration (the “FAA”) with respect to the timing of the return of the MAX to service and any related changes to our operational and financial assumptions and decisions;

•	our dependence on Boeing with respect to our fleet order book and delivery schedule;

•	our dependence on other third parties, and the impact on our operations and results of operations of any third party delays or non-performance;

•

the impact of fuel price changes, fuel price volatility, volatility of commodities used by us for hedging jet fuel, and any changes to our fuel hedging strategies and positions, on our business plans and results of operations;

•	the impact of labor matters on our results of operations, business decisions, plans, and strategies; and

•

other factors as set forth in our filings with the Securities and Exchange Commission (the “SEC”), including the detailed factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the dates of the respective documents. Except as required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

S-ii

SUMMARY

Southwest Airlines Co. operates Southwest Airlines, a major passenger airline that provides scheduled air transportation in the United States and near-international markets. We commenced service on June 18, 1971, with three Boeing 737 aircraft serving three Texas cities: Dallas, Houston, and San Antonio. At March 31, 2020, we had 742 Boeing 737 aircraft in our fleet. In peak travel seasons during 2019, Southwest operated more than 4,000 weekday departures among a network of 101 destinations in the United States and 10 additional countries.

Our financial results have been significantly affected by the COVID-19 pandemic, as demand for both business and leisure air travel has declined considerably. The extent of the impact of the COVID-19 pandemic on our financial performance will depend on future developments, including the duration, spread, severity, and any recurrence, of the COVID-19 pandemic; the duration and scope of related government orders and restrictions; and the extent of the impact of COVID-19 on overall demand for air travel, all of which are highly uncertain and cannot be predicted.

Air travel is also significantly affected by general economic conditions, the amount of disposable income available to consumers, unemployment levels, corporate travel budgets, fears or actual outbreaks of infectious disease, extreme or severe weather and natural disasters, fears of terrorism or war, and other factors beyond our control. These and other factors, such as the price of jet fuel in some periods, the nature of our fuel hedging program, and the periodic volatility of commodities used by us for hedging jet fuel, have created, and may continue to create, significant volatility in our financial results.

Additional information about us is included in our reports and other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

Recent Developments

Amended and Restated Credit Agreements

On March 30, 2020, we amended and restated our 364-day term loan credit facility agreement dated as of March 12, 2020 (the “Amended and Restated 364-Day Credit Agreement”) to add additional term loan commitments of $2.3 billion, add an uncommitted accordion increase provision to permit additional term loans in an aggregate amount not to exceed $417 million, amend the pricing, amend certain covenants, add certain covenants, and provide for the grant of a security interest in certain aircraft and related assets.

Concurrently with entering into the Amended and Restated 364-Day Credit Agreement, we also amended our revolving credit facility agreement expiring in August 2022 (the “Amended and Restated Revolving Credit Agreement”; together with the Amended and Restated 364-Day Credit Agreement, the “Amended and Restated Credit Agreements”) to (i) amend the pricing and fees, (ii) amend certain covenants and provisions, (iii) add certain covenants, and (iv) provide for the grant of a security interest in certain aircraft and related assets.

We drew $2.3 billion under the Amended and Restated 364-Day Credit Agreement on April 1, 2020. On April 24, 2020, we also drew an additional $350 million under the $417 million accordion feature. As of April 27, 2020, there was $3.68 billion outstanding under the Amended and Restated 364-Day Credit Agreement.

CARES Act Financing

In April 2020, we reached an agreement in principle with the Treasury with respect to funding support pursuant to the Payroll Support Program under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act” and such funding support, the “Payroll Support Program Financing”). Funds received under the

Payroll Support Program are expected to be used to pay Employee wages and benefits through September 30, 2020. Our expected aggregate receipts under the Payroll Support Program total approximately $3.3 billion, for which we expect to provide the Treasury consideration in the form of a promissory note representing a $948 million unsecured term loan to us and of warrants to purchase up to an aggregate of 2.6 million shares of our common stock, subject to adjustment by the Treasury in each case. On April 21, 2020, we received approximately $1.6 billion, or 50 percent of expected proceeds, for which we provided consideration in the form of a promissory note representing a $459 million unsecured term loan and of warrants to purchase up to an aggregate of 1.3 million shares of our common stock. The remainder of the funds are expected to be disbursed to us, and the additional warrants are expected to be issued, in three installments from May to July 2020.

Common Stock Offering and Convertible Notes Offering

On April 28, 2020, we priced an underwritten public offering of 70,000,000 shares of our common stock at a public offering price of $28.50 per share (the “Common Stock Offering”) and an underwritten public offering of $2.0 billion aggregate principal amount of 1.250% Convertible Senior Notes due 2025 (the “Convertible Notes” and such offering, the “Convertible Notes Offering”). Our net proceeds from the Common Stock Offering and the Convertible Notes Offering, after deducting underwriting discounts and commissions and other offering expenses, are expected to be approximately $3.9 billion.

We have granted the underwriters a 30-day option to purchase up to 10,500,000 additional shares of common stock at the public offering price less the underwriting discount in the Common Stock Offering and a 30-day option to purchase up to $300 million aggregate principal amount of additional Convertible Notes, solely to cover over-allotments, in the Convertible Notes Offering. The Convertible Notes will be convertible by holders if certain conditions are met, based on an initial conversion rate of 25.9909 shares of common stock per $1,000 principal amount of the Convertible Notes, which is equivalent to a conversion price of approximately $38.48 per share, representing a premium of 35% above the public offering price per share in the Common Stock Offering. We will settle conversions of the Convertible Notes in cash, shares of common stock, or a combination thereof at our election.

We expect to use the net proceeds from the Common Stock Offering and the Convertible Notes Offering for general corporate purposes. Each of the Common Stock Offering and the Convertible Notes Offering is expected to close on May 1, 2020, subject to customary closing conditions. This offering is not conditioned on the closing of the Common Stock Offering or the Convertible Notes Offering. Neither of the closings of the Common Stock Offering or the Convertible Notes Offering is conditioned upon the closing of the other offering or this offering.

THE OFFERING

Issuer	Southwest Airlines Co., a Texas corporation.

Notes Offered	$ principal amount of % Notes due 2023.

$ principal amount of % Notes due 2025.

Maturity	The 2023 notes will mature on , 2023.

The 2025 notes will mature on , 2025.

Interest Payment Dates	and of each year, commencing , 2020. Interest will accrue from , 2020, for the first interest payment and from the most recent interest payment date after the first interest payment.

Ranking	The notes will be our direct, unsecured, and unsubordinated obligations and will rank pari passu, or equal in right of payment, with our other unsubordinated indebtedness.

Redemption	We may redeem the 2023 notes at our option at any time, in whole or in part, at the redemption price described under “Description of Notes—Redemption,” plus accrued and unpaid interest thereon to the date of redemption.

We may redeem the 2025 notes at our option at any time prior to , 2025 (one month prior to the maturity date of the 2025 notes, which we refer to as the “2025 Notes Par Call Date”), in whole or in part, at the redemption price described under “Description of Notes—Redemption,” plus accrued and unpaid interest thereon to the date of redemption.

If we elect to redeem the 2025 notes, in whole or in part, on or after the 2025 Notes Par Call Date, we will pay an amount equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

We are not required to establish a sinking fund to retire the notes prior to their applicable maturity.

Offer to Repurchase	If we experience a change of control and a ratings decline to a rating below investment grade with respect to any series of notes, within a certain period of time following the change of control, we must offer to repurchase all of the applicable series of notes at a price equal to 101% of the principal amount of such series, plus accrued and unpaid interest thereon to the repurchase date. See “Description of Notes—Offer to Repurchase Upon a Change of Control Triggering Event.”

Certain Covenants	The indenture governing the notes contains certain covenants that, among other things, limit our ability to engage in mergers and consolidations or transfer all or substantially all of our assets. Other than these provisions, the indenture governing the notes does not contain any provisions applicable to these notes that would afford holders of the notes protection in the event of a highly leveraged or similar transaction involving us. See “Description of Debt Securities” in the accompanying prospectus.

Use of Proceeds	We intend to use the net proceeds from this offering to repay a portion of the outstanding borrowings under our Amended and Restated 364-Day Credit Agreement. See “Use of Proceeds.”

Conflicts of Interest	Affiliates of certain underwriters may receive 5% or more of the net proceeds of this offering as a result of our intention to use the net proceeds to repay a portion of the outstanding borrowings under our Amended and Restated 364-Day Credit Agreement. See “Use of Proceeds.” Consequently, this offering will be made in compliance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering as the notes are rated investment grade. See “Underwriting (Conflicts of Interest).”

Further Issuances	We may create and issue further notes ranking equally and ratably with any series of notes offered by this prospectus supplement in all respects, so that such further notes may, but are not required to, be consolidated and form a single series with the applicable series of notes offered by this prospectus supplement and will have the same terms as to status, redemption, or otherwise.

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. The notes will be new securities for which there is currently no public market.

Form and Denomination	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Initially, each series of the notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trustee, Registrar, and Paying Agent	Wells Fargo Bank, National Association.

Risk Factors	In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, the specific factors set forth under “Risk Factors” for risks involved with an investment in the notes.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q, as updated by our subsequent filings under the Exchange Act, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement and the accompanying prospectus, and the information and documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in the notes. If any of the following events actually occurs, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of the notes to decline, and you may lose all or part of your investment.

Risks Relating to the Notes

The notes are subject to prior claims of secured creditors, and if a default occurs we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our general unsecured obligations, ranking equally with our other senior unsecured indebtedness and liabilities but effectively ranking below our secured indebtedness and structurally ranking below any debt and other liabilities of our subsidiaries. As of March 31, 2020, we had $2.5 billion of secured indebtedness. On April 1, 2020, we drew an additional $2.3 billion under the Amended and Restated 364-Day Credit Agreement, and on April 24, 2020 we drew an additional $350 million under the $417 million accordion feature. We intend to repay a portion of such outstanding borrowings with net proceeds from this offering. The indenture governing the notes permits us and our subsidiaries to incur additional secured debt. If we incur any additional secured debt, our assets and the assets of our subsidiaries that are security for that debt will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization, or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.

If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution, or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all of these creditors, all or a portion of the notes then outstanding would remain unpaid.

The limited covenants in the indenture governing the notes, and the terms of the notes, do not contain financial covenants and provide only limited protection against some types of important corporate events and may not protect your investment.

The indenture governing the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow, or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•

limit our ability to incur any amount or type of indebtedness, including secured indebtedness that would rank effectively senior to the notes to the extent of the value of the assets securing that indebtedness;

•	limit our ability to engage in sale-leaseback transactions;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore would be structurally senior to the notes;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase securities or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture governing the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings, or recapitalizations, that could substantially affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

As of March 31, 2020, after giving effect to this offering, we would have had $             billion of indebtedness outstanding. Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, or to make cash payments in connection with any conversions of the Convertible Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, including the notes.

To the extent we would be required to repurchase the notes of any series upon a Change of Control Triggering Event with respect to that series, we may not have sufficient cash at such time to repurchase all the applicable notes plus all other outstanding series of our notes subject to a repurchase obligation upon a Change of Control Triggering Event or similar event.

Each series of notes that we are offering pursuant to this prospectus supplement requires us to repurchase all or any part of each holder’s notes of such series upon the occurrence of a Change of Control Triggering Event, as defined herein, with respect to each series of notes. We have issued, and may in the future issue, new series of notes and enter into additional debt instruments that require us to repurchase or repay the principal amount of debt outstanding (plus, in certain circumstances, a premium) upon the occurrence of a Change of Control Triggering Event or similar event. If such an event were to occur, we may not have sufficient financial resources available to satisfy all of those obligations. Consequently, we may not be able satisfy our obligations to repurchase your notes upon the terms of the indenture.

The ratings of the notes could be lowered or withdrawn in the future.

We expect that each series of the notes will be rated by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold, or sell debt securities since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any rating organization that rates the notes may lower our rating or decide not to rate the notes in its sole discretion. The ratings of each series of notes will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due and the payment of principal on the applicable maturity date. Any downgrade or withdrawal of a rating by a rating agency that rates each series of notes could have an adverse effect on the trading prices or liquidity of such notes.

An active trading market for the notes of any series may not develop.

There is no existing market for the notes of any series, and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes of any series will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for any series of the notes, your ability to sell your notes, or the price at which you will be able to sell your notes. Future trading prices of each series of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to such notes, and the market for similar debt securities.

Any trading market that develops for any series of the notes would be affected by many factors independent of, and in addition to, the foregoing, including:

•	the time remaining to the maturity of the applicable series of notes;

•	the outstanding amount of the applicable series of notes;

•	the terms related to optional redemption of the applicable series of notes; and

•	the level, direction, and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes of each series, but they are not obligated to do so and may cease market-making at any time in their sole discretion without notice.

Risks Related to Our Business

In addition to the risks set forth in this prospectus supplement, our business is subject to numerous risks and uncertainties that could materially affect our business, financial condition or future results. These risks are discussed in our annual and quarterly reports and other documents we file with the SEC. You should carefully consider these risks before investing in the notes. See “Where You Can Find More Information.”

The COVID-19 pandemic has materially and adversely affected, and will likely continue to materially and adversely affect, our results of operations, financial position, and liquidity.

In late 2019, an outbreak of COVID-19 was identified in Wuhan, China. The COVID-19 outbreak has since spread and grown globally, including within the United States and, in March 2020, the President of the United States declared a national emergency. Demand for both business and leisure air travel has declined significantly due to the COVID-19 pandemic, and we have responded by reducing our published flight schedule; instituting a hiring freeze; offering voluntary leave options for Employees; and aggressively evaluating all capital spending, discretionary spending, and non-essential costs for near-term cost reductions or deferrals. The extent of the impact of the COVID-19 pandemic on our business and our financial and operational performance will depend on future developments, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic; the duration and scope of related federal, state, and local government orders and restrictions; the extent of the impact of the COVID-19 pandemic on overall demand for air travel; and our access to capital, all of which are highly uncertain and cannot be predicted.

The COVID-19 pandemic has caused public health officials to recommend precautions to mitigate the spread of the virus. Federal, state, and local authorities have imposed self-quarantine requirements, issued directives forcing businesses to temporarily close, restricted international air travel, and issued shelter-in-place and similar orders limiting the movement of individuals. Additionally, businesses have restricted non-essential travel for their employees. Such measures have depressed demand for air travel, disrupted our operations, and materially adversely affected our business. The cancellation of flights, both in March 2020 and for future periods, has resulted in a significant amount of cash refunds and the issuance of travel credits to customers. The total value of refunds, excluding taxes and related fees, issued to customers during March 2020 was $248 million. As of April 24th, the total value of refunds, excluding taxes and related fees, issued to customers month-to-date April 2020 was roughly half of March 2020 levels. Further, due to the fears and restrictions involved with travel in the near term, sales of tickets for future travel have been well below our expectations. The cancellations and cash refunds have negatively affected our revenues and liquidity, and we expect such negative effects to continue. We will continue to be materially adversely affected if government authorities extend existing orders or impose new orders or other restrictions intended to mitigate the spread of COVID-19, if businesses continue to restrict nonessential travel for their employees, or if fear of travel continues to depress future ticket sales.

Certain of our Employees, and employees of our suppliers and service providers, including airport and air traffic personnel, have tested positive for or been suspected of having COVID-19. These cases have resulted in the closure of facilities, reduction in available staffing, and disruptions to our overall operations. Additional instances of actual or perceived risk of infection among our Employees, or our suppliers’ or service providers’ employees, could further negatively impact our operations. We could also be materially adversely affected if we are unable to effectively address employment-related matters, or maintain satisfactory relations with our Employees or our Employees’ Representatives.

Moreover, the ability to attract and retain passengers depends, in part, upon the perception and reputation of us and the public’s concerns regarding the health and safety of travel generally, especially regarding airline travel. Actual or perceived risk of infection on our flights could have a material adverse effect on the public’s perception of us, which could harm our reputation and business. We expect that we will continue to incur COVID-19 related costs as we sanitize airplanes and implement additional hygiene-related protocol to airplanes, and take other action to limit infection among our Employees and passengers. In addition, the industry may be subject to enhanced health and hygiene requirements in attempts to counteract future outbreaks, which requirements may be costly and take a significant amount of time to implement.

The COVID-19 pandemic may also materially and adversely affect our supply chain. For example, we are dependent on Boeing as our sole supplier for many of our aircraft parts. See “Item 1A. Risk Factors—The Company is currently dependent on Boeing as the sole manufacturer of the Company’s aircraft. Further prolonged grounding by the FAA of the Boeing 737 MAX aircraft could materially and adversely affect the Company’s business plans, strategies, and results of operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for further discussion of and risks related to our relationship with Boeing. We are also dependent on (i) sole or limited suppliers for aircraft engines and certain other aircraft parts, equipment, and services, (ii) third party vendors, and (iii) service providers. The COVID-19 pandemic could result in performance problems, ceased operations, or bankruptcies among these suppliers, third party vendors, and service providers. If a supplier, third party vendor, or service provider is unable to timely provide adequate products or support for its products, or otherwise fulfill its commitments to us, our operations could be materially adversely affected.

The effects of the COVID-19 pandemic on the financial markets may materially and adversely affect our access to capital and cost of capital, including our ability to raise funds through equity or debt financings. The COVID-19 pandemic has resulted in significant disruption of global financial markets, which has negatively impacted the value of our common stock and our debt ratings and could negatively affect our liquidity. For example, as a result of the economic effects of the COVID-19 pandemic, in March and April 2020, Moody’s, S&P Global, and Fitch downgraded our senior unsecured debt ratings and S&P Global and Fitch downgraded our issuer ratings. In addition, all three rating agencies placed our ratings on review for further downgrade. If our credit ratings were to be further downgraded, or general market conditions were to ascribe higher risk to our rating levels, the airline industry, or us, our access to capital and the cost of any debt financing will be negatively affected. In addition, in response to liquidity concerns related to the COVID-19 pandemic and breaking with historical practice, we have recently taken on shorter-term debt in the form of our Amended and Restated 364-Day Credit Agreement and secured both our Amended and Restated 364-Day Agreement and our Amended and Restated Revolving Credit Agreement. Further, we have taken government assistance under the CARES Act, which requires us to comply with related restrictive provisions, including limitations on share buybacks and dividends, limitations on executive compensation, and other requirements described in “We have agreed to certain restrictions on our business by accepting financing under the CARES Act” below. We continue to evaluate potential sources of additional liquidity in the short-term. The terms of future debt agreements could include more restrictive covenants or require incremental collateral, which may further restrict our business operations. The extent to which the COVID-19 outbreak affects our earnings and liquidity will depend, in part, on our ability to successfully access capital. There is no guarantee that debt or equity financings will be available in the future to fund our obligations, or that they will be available on terms consistent with our expectations.

In addition, the COVID-19 pandemic has significantly increased economic and demand uncertainty. The current outbreak and continued spread of COVID-19 could cause a global recession, which would have a further adverse impact on our medium- and long-term financial condition and operations. Historically, unfavorable U.S. economic conditions have driven changes in travel patterns, including reduced spending for both leisure and business travel. Unfavorable economic conditions, when low fares are often used to stimulate traffic, have also historically hampered the ability of airlines to raise fares to counteract any increases in fuel, labor, and other costs. Any significant increases in unemployment in the United States and other regions due to the adoption of social distancing and other policies to slow the spread of the virus would likely continue to have a negative impact on passenger bookings, and these effects could exist for an extensive period of time. The COVID-19 pandemic continues to rapidly evolve. The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change.

We have agreed to certain restrictions on our business by accepting financing under the CARES Act.

On March 27, 2020, the CARES Act was signed into law. The CARES Act provides liquidity in the form of loans, loan guarantees, and other investments to air carriers, such as us, that incurred, or are expected to incur, covered losses such that the continued operations of the business are jeopardized, as determined by the Treasury.

In April 2020, we reached an agreement in principle with the Treasury with respect to funding support pursuant to the Payroll Support Program. Funds received under the Payroll Support Program are expected to be used to pay Employee wages and benefits through September 30, 2020. Our expected aggregate receipts under the Payroll Support Program total approximately $3.3 billion, for which we expect to provide the Treasury consideration in the form of a promissory note representing a $948 million unsecured term loan to us and of warrants to purchase up to an aggregate of 2.6 million shares of our common stock, subject to adjustment by the Treasury in each case. On April 21, 2020, we received approximately $1.6 billion, or 50 percent of expected proceeds, for which we provided consideration in the form of a promissory note representing a $459 million unsecured term loan and of warrants to purchase up to an aggregate of 1.3 million shares of our common stock. The remainder of the funds are expected to be disbursed to us, and the additional warrants are expected to be issued, in three installments from May to July 2020.

By accepting financing under the CARES Act, we have agreed to certain restrictions on our business, including:

•	We are prohibited from repurchasing our common stock and from paying dividends or making capital contributions with respect to our common stock through September 30, 2021;

•	We must place certain restrictions on certain higher-paid employee and executive pay, including limiting pay increases and severance pay or other benefits upon terminations, until March 24, 2022;

•	We are prohibited from involuntary terminations or furloughs of our Employees (except for death, disability, cause, or certain disciplinary reasons) until September 30, 2020;

•

We may not reduce the salary, wages, or benefits of our Employees (other than our executive officers or independent contractors, or as otherwise permitted under the terms of the Payroll Support Program) until September 30, 2020;

•

Until March 1, 2022, we must comply with any requirement issued by the Department of Transportation (“DOT”) that we maintain certain scheduled air transportation service as DOT deems necessary to ensure services to any point served by us before March 1, 2020; and

•	We must maintain certain internal controls and records relating to the CARES Act funds, and we are subject to additional reporting requirements.

These restrictions may affect the profitability of our business activities, require that we change certain of our business practices, affect retention of key personnel, and expose us to additional costs (including increased compliance costs). Additionally, we could be required to issue additional warrants if we participate in additional loan programs under the CARES Act.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $            , after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay a portion of the outstanding borrowings under our Amended and Restated 364-Day Credit Agreement.

As of April 27, 2020, there was $3.68 billion outstanding under the Amended and Restated 364-Day Credit Agreement. As of April 28, 2020, the weighted average interest rate on amounts borrowed under the Amended and Restated 364-Day Credit Agreement was approximately 3.00%. We incurred indebtedness under the Amended and Restated 364-Day Credit Agreement for general corporate purposes. The Amended and Restated 364-Day Credit Agreement matures in full on March 29, 2021, and is subject to mandatory prepayment requirements with the net proceeds of certain capital market transactions that may occur prior to its maturity.

BofA Securities, Inc., and affiliates of BNP Paribas Securities Corp., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, and Wells Fargo Securities, LLC are lenders under our Amended and Restated 364-Day Credit Agreement, and will receive a portion of the net proceeds from this offering. Please read “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization at March 31, 2020, on an actual basis, as adjusted for (i) the Payroll Support Program Financing, (ii) the drawdown of an additional $2.3 billion under the Amended and Restated 364-Day Credit Agreement and an additional $350 million under the $417 million accordion feature, and (iii) completion of the Common Stock Offering and the Convertible Notes Offering, and as further adjusted for this offering and the use of proceeds therefrom. See “Use of Proceeds.”

The following table assumes that the Common Stock Offering and the Convertible Notes Offering are each consummated as described herein without exercise of the underwriters’ options to purchase additional shares of common stock or Convertible Notes. This offering is not conditioned on the closing of the Common Stock Offering or the Convertible Notes Offering.

You should read this table in conjunction with our consolidated financial statements and the accompanying notes that are incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”

	Actual	As Adjusted	As Further Adjusted
	(In millions)
Cash and cash equivalents	$3,940	$12,122	$

Debt (including current maturities of long-term debt):
Amended and Restated Revolving Credit Agreement(1)	$1,000	$1,000	$
2.65% Notes due 2020	504	504
Term Loan Agreement payable through 2020 – 5.223%	120	120
737 Aircraft Note payable through 2020	7	7
Amended and Restated 364-Day Credit Agreement(2)	1,000	3,683
2.75% Notes due 2022	300	300
Pass Through Certificates due 2022 – 6.24%	168	168
Payroll Support Program Promissory Note(3)	—	459
Term Loan Agreement payable through 2026 – 3.03%	178	178
3.00% Notes due 2026	300	300
3.45% Notes due 2027	300	300
7.375% Debentures due 2027	121	121
2.265% Notes due 2030	500	500
Finance Leases	606	606
1.250% Convertible Senior Notes due 2025(4)	—	2,000
% Notes due 2023 offered hereby	—	—
% Notes due 2025 offered hereby	—	—
Debt discount and issue costs, other	(20)	(87)

Total debt	$5,083	$10,159	$
Stockholders’ equity:
Common stock, $1.00 par value; authorized – 2,000,000,000 shares; issued and outstanding – 508,768,725 shares, actual, and 578,768,725 shares, as adjusted and as further adjusted	808	878
Capital in excess of par value	1,582	3,447
Retained earnings	17,757	17,757
Treasury stock, at cost	(10,886)	(10,886)
Accumulated other comprehensive income (loss)	(186)	(186)

Total stockholders’ equity	9,075	11,010

Total capitalization	$14,158	$21,169	$

(1)	Our unsecured Amended and Restated Revolving Credit Agreement currently provides for up to $1 billion in borrowings. As of April 27, 2020, there was $1 billion outstanding under this facility.
(2)

Our Amended and Restated 364-Day Credit Agreement provides for up to $3.3 billion in borrowings and an uncommitted accordion increase provision to permit additional term loans in an aggregate amount not to exceed $417 million. As of April 27, 2020, there was $3.68 billion outstanding under this facility.

(3)

As part of the Payroll Support Program Financing, we issued a promissory note in favor of the Treasury at an initial amount of $458.9 million. Upon each subsequent disbursement under the Payroll Support Program Financing, the principal amount of the promissory note will be increased in an amount equal to 30% of any such disbursement. The promissory note matures in full on April 19, 2030, and is subject to mandatory prepayment requirements in connection with certain change of control triggering events that may occur prior to its maturity. We have an option to prepay the promissory note at any time without premium or penalty. Amounts outstanding under the promissory note bear interest at a rate of 1.00% before April 20, 2025 and, afterwards, at a rate equal to Secured Overnight Financing Rate (SOFR) or other benchmark replacement rate consistent with customary market conventions plus margin of 2.00%.

(4)

The amounts shown in the table for the Convertible Notes represent their principal amount. However, applicable accounting standards require separate accounting for the debt and equity components of convertible notes that, like the Convertible Notes, can be settled partially or fully in cash upon conversion. We expect the initial carrying amount of the debt component of the Convertible Notes, which will be reflected as a liability on our balance sheet, to be the fair value of a similar debt instrument that does not have a conversion feature (that is, the present value of the principal and interest payments on Convertible Notes, discounted using an interest rate equal to our cost of capital for straight, unconvertible debt), net of issuance costs attributable to the debt component. The excess of the net proceeds of Convertible Notes over this initial liability carrying amount will be deemed to be the equity component of Convertible Notes. We expect to record the amount of the equity component as an increase to capital in excess of par value in the stockholders’ equity section of our balance sheet and as a debt discount on Convertible Notes for accounting purposes. This debt discount will be amortized into interest expense over the term of Convertible Notes. As a result of this amortization, the interest expense that we expect to recognize for Convertible Notes for accounting purposes will be greater than the cash interest payments we will pay on Convertible Notes, which will result in lower reported net income or larger reported net loss. Future accounting standards may change the manner in which we reflect Convertible Notes in our financial statements.

DESCRIPTION OF NOTES

We will issue the 2023 notes and the 2025 notes each as a separate series of debt securities under the indenture referred to in the accompanying prospectus between us and Wells Fargo Bank, National Association, as trustee. The following description, together with the description in the accompanying prospectus under the caption “Description of Debt Securities,” is a summary of the material provisions of each series of notes and the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the applicable series of notes. We have filed the indenture as an exhibit to our registration statement, which includes the accompanying prospectus. This description of the notes supplements, and, to the extent it is inconsistent with, replaces, the description of the general provisions of the notes and the indenture in the accompanying prospectus. Each series of notes is a series of our debt securities as that term is used in the accompanying prospectus.

With certain exceptions and pursuant to certain requirements set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes of any series as described under the captions “Description of Debt Securities—Defeasance” and “Description of Debt Securities—Satisfaction and Discharge” in the accompanying prospectus.

Principal, Maturity and Interest

The 2023 notes will mature on                     , 2023 and the 2025 notes will mature on                     , 2025. The notes will be our senior unsecured obligations, initially limited to $             principal amount of 2023 notes and $             principal amount of 2025 notes. We may from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of any series of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes of such series so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the applicable series of notes previously issued, and such additional notes will form a single series with the notes of such series previously issued.

The 2023 notes will bear interest at the rate of     % per year, and the 2025 notes will bear interest at the rate of     % per year, in each case, payable semi-annually in arrears on each                      and                     , commencing                     , 2020. We will make each interest payment on the notes to the persons in whose name the notes are registered at the close of business on the relevant                      and                      preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, redemption date, or maturity date of a particular series of notes falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, redemption date, or maturity date, and, unless we default on the payment, no interest will accrue for the period from and after the interest payment date, redemption date, or maturity date on the applicable series of notes. “Business day” means a day other than a Saturday, a Sunday, or a day on which banking institutions in Dallas, Texas, are authorized or obligated to close.

Initially, all notes will be issued in global form as indicated under “—Book-Entry, Delivery, and Form” below. We may make payments on any notes that are later issued in certificated form at the corporate trust office of the trustee, which is currently located at 333 S Grand Avenue, Floor 05, Attn: Corporate Trust Administrator, Los Angeles, CA 90071-1504.

Redemption

We will have the right to redeem the notes, in whole or in part, at any time. If the 2023 notes are redeemed at any time, or if the 2025 notes are redeemed at any time prior to the 2025 Notes Par Call Date (as defined below), such notes will be redeemed at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such notes that would have been made if the notes matured, in the case of the 2023 notes, on the maturity date, or, in the case of the 2025 notes, on the 2025 Notes Par Call Date (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus          basis points in the case of the 2023 notes and at the Treasury Rate plus          basis points in the case of the 2025 notes, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to such redemption date. If the 2025 notes are redeemed on or after the 2025 Notes Par Call Date, such notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date. In each case, the redemption is subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or before the date of redemption.

For purposes of determining the redemption price, the following definitions are applicable:

“2025 Notes Par Call Date” means                     , 2025 (one month prior to the maturity date of the 2025 notes).

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the series of the notes to be redeemed, calculated as if the maturity date of such notes were, in the case of the 2023 notes, the maturity date of the 2023 notes, or, in the case of the 2025 notes, the 2025 Notes Par Call Date (the “Remaining Life”), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of BofA Securities, Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, and Morgan Stanley & Co. LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us and the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated yield (on a day count basis) of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated by the Quotation Agent on the third business day preceding the redemption date.

Any such redemption may, at our discretion, be conditioned upon (i) the occurrence of a Change of Control or (ii) the closing of another transaction, including a sale of securities or other financing, in each case as specified in the notice in reasonable detail. A notice of conditional redemption will be of no effect unless all conditions to the redemption have occurred on or before the redemption date or have been waived by us on or before the redemption date. We will provide notice of the satisfaction of all conditions as soon as practicable following occurrence of the conditions. We will provide notice of any waiver of a condition or failure to meet such conditions no later than the redemption date.

There will be no sinking fund for the notes.

Redemption Procedures

We will provide not less than 10 nor more than 60 days’ notice sent to each registered holder of the notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption.

If fewer than all of the notes of any series are to be redeemed at any time, selection of notes for redemption will be made by the trustee in such manner as it shall deem appropriate and fair (or, in the case of notes issued in global form, by such other method as The Depository Trust Company (“DTC”) may require); provided, however, that the notes will be redeemed only in the minimum denominations of $2,000 and integral multiples thereof of $1,000.

Offer to Repurchase Upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to any series of the notes, unless we have otherwise exercised our right to redeem the notes of such series, each holder of notes of such series will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase, subject to the rights of holders of notes of such series on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurs with respect to any series of the notes, or, at our option, prior to any Change of Control but after the public announcement of the Change of Control, unless we have otherwise exercised our right to redeem the notes of such series, we will be required to deliver a notice to each holder of such notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders electing to have their notes purchased pursuant to a Change of Control Offer must surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of DTC, before the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer with respect to the 2023 notes or the 2025 notes if a third party makes such an offer for such series in the manner, at the times, and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

If holders of not less than 90% in aggregate principal amount of the outstanding notes of the applicable series validly tender and do not withdraw their notes in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us, purchases all of the notes of such series validly tendered and not withdrawn by such holders, we will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date).

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes of any series as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of any series of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the 2023 notes or the 2025 notes, as applicable, by virtue of any such conflict.

Except as described above with respect to a Change of Control Triggering Event, the indenture does not and the notes will not contain any other provisions that permit the holders of any series of the notes to require us to repurchase or redeem the notes of such series in the event of a takeover, recapitalization, or similar transaction.

As used herein:

“Below Investment Grade Rating Event” means the rating on the notes of any series is lowered by each of the Rating Agencies and the notes of such series are rated below Investment Grade by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended if, and so long as, the rating of the notes of such series is under publicly announced consideration for a possible downgrade to below Investment Grade by all Rating Agencies that have not lowered the rating on the notes of such series to below Investment Grade, but in any event not beyond the 60th day following the occurrence of the Change of Control) after the earlier of (1) the occurrence of a Change of Control or (2) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control; provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform us and the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or our subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of our Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged, or changed measured by voting power rather than number of shares, other than any such transaction where:

(a) our outstanding Voting Stock is reclassified, consolidated, exchanged, or changed for other Voting Stock of ours or for Voting Stock of the surviving corporation, and

(b) the holders of our Voting Stock immediately before that transaction own, directly or indirectly, not less than a majority of our Voting Stock or the Voting Stock of the surviving parent corporation immediately after such transaction and in substantially the same proportion as their ownership in us before the transaction.

“Change of Control Triggering Event” means, with respect to each series of notes, the occurrence of both a Change of Control and a Below Investment Grade Rating Event, with respect to such series.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means (1) each of Fitch, Moody’s, and S&P, and (2) if any of Fitch, Moody’s, or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Fitch, Moody’s, or S&P, or all of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Ranking

The notes will be our direct, unsecured, and unsubordinated obligations. The notes will rank pari passu, or equal in right of payment, with all of our other unsubordinated indebtedness and senior in right of payment to all of our future subordinated debt. The indenture contains no restrictions on the amount of additional indebtedness that we may issue under it.

Denominations

The notes will be issuable in minimum denominations of $2,000 and integral multiples thereof of $1,000.

No Listing

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Book-Entry, Delivery, and Form

The notes of each series will be issued initially in the form of a global security registered in the name of DTC or its nominee, or through the accounts that Clearstream Banking S.A., or Euroclear Bank SA/NV, maintains as a participant in DTC, as described under the caption “Description of Debt Securities—Global Securities” in the accompanying prospectus. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances, as described under the caption “Description of Debt Securities—Global Securities” in the accompanying prospectus.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters of the notes), banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own interests in DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Settlement for each series of notes will be made in same-day funds. We will make all payments of principal and interest on any notes held by DTC in immediately available funds. To the extent any notes are held by DTC, DTC will require secondary trading activity in the notes to be settled in immediately available funds.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of Texas.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership, and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder, judicial authority, and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring, owning, or disposing of the notes.

This discussion is limited to holders who purchase the notes in this offering for cash at a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold for cash other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion does not address any U.S. federal tax considerations other than U.S. federal income tax considerations (such as estate and gift tax considerations), or the tax considerations arising under the laws of any foreign, state, local, or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	U.S. holders who hold notes through non-U.S. brokers or other non-U.S. intermediaries;

•	persons holding notes as part of a hedge, straddle, conversion, or other “synthetic security” or integrated transaction;

•	former U.S. citizens or long-term residents of the United States;

•	banks or other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes;

•

persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an “applicable financial statement” (within the meaning of Section 451(b) of the Code); and

•	partnerships and other entities treated as pass-through entities for U.S. federal income tax purposes and holders of interests therein.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. Partnerships considering an investment in the notes and partners therein should consult their own tax advisor about the U.S. federal income tax consequences of acquiring, owning, and disposing of the notes.

INVESTORS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE NOTES UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Certain Additional Payments

In certain circumstances (see “Description of Notes—Redemption” and “Description of Notes—Offer to Repurchase Upon a Change of Control Triggering Event”), we may be obligated to pay amounts on the notes that are in excess of stated interest or principal on the notes. These potential payments may implicate the provisions of the U.S. Treasury regulations relating to “contingent payment debt instruments.” However, we do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury regulations. However, our position is not binding on the IRS, and it is possible that the IRS may take a different position, in which case, if the IRS’s position is sustained, a holder might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat as ordinary income rather than capital gain any gain recognized on a taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You should consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax Consequences to U.S. Holders

The following summary will apply to you if you are a U.S. holder of the notes. You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Interest on the Notes

Interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Disposition of the Notes

You generally will recognize capital gain or loss on the sale, redemption, exchange, retirement, or other taxable disposition of a note equal to the difference, if any, between the amount realized on such disposition and your adjusted tax basis in the note. The amount realized will include the amount of any cash and the fair market value of any other property received for the note. To the extent that any portion of the amount realized on a sale, redemption, exchange, retirement, or other taxable disposition of a note is attributable to accrued but unpaid interest on the note, this amount generally will not be included in the “amount realized” but will instead be treated in the same manner as described above in “—Interest on the Notes.” Your adjusted tax basis in the note will generally equal the amount you paid for the note. Any gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement, or other taxable disposition. Long-term capital gains of individuals, estates, and trusts currently are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest on, and the proceeds of the sale or other disposition (including a redemption, exchange, or retirement) of, notes held by you, and backup withholding will apply to such payments unless you provide to the applicable withholding agent your taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Additional Tax on Net Investment Income

An additional 3.8% tax is imposed on the “net investment income” of certain U.S. citizens and U.S. residents, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of property, such as the notes, less certain deductions. You should consult your tax advisor with respect to this additional tax and its applicability in your particular circumstances.

Tax Consequences to Non-U.S. Holders

The following summary will apply to you if you are a non-U.S. holder of notes. You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is, for U.S. federal income tax purposes, an individual, corporation, estate, or trust that is not a U.S. holder.

Interest on the Notes

Subject to the discussion below of backup withholding and FATCA withholding, payments to you of interest on the notes generally will not be subject to U.S. federal income tax and will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if you properly certify as to your foreign status, as described below, and:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” that is related to us (actually or constructively);

•

you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

The portfolio interest exemption generally applies only if you also appropriately certify as to your foreign status. You can generally meet the certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) to the applicable withholding agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates, and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners, or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless (i) you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an applicable income tax treaty, or (ii) the payments of such interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. (See “—Tax Consequences to Non-U.S. Holders—Income or Gain Effectively Connected with a U.S. Trade or Business.”)

The certifications described above and below must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. If you do not timely provide the applicable withholding agent with the required certification, but you qualify for an exemption or a reduced rate under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld if you timely provide the required information or appropriate claim form to the IRS.

Disposition of the Notes

Subject to the discussion below of backup withholding, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement, or other taxable disposition of a note unless:

•

the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if required by an applicable income tax treaty, you maintain a permanent establishment or fixed base in the United States to which such gain is attributable); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax in the manner described under “—Tax Consequences to Non-U.S. Holders—Income or Gain Effectively Connected with a U.S. Trade or Business.” If you are a non-U.S. holder described in the second bullet point above, you will be subject to a flat 30% (or lower applicable income tax treaty rate) U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses. To the extent that any portion of the amount realized on a sale, redemption, exchange, retirement, or other taxable disposition of a note is attributable to accrued but unpaid interest on the note, this amount generally will be treated in the same manner as described above in “—Tax Consequences to Non-U.S. Holders—Interest on the Notes.”

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest on the notes or gain from the sale, redemption, exchange, retirement, or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you then, unless an applicable income tax treaty provides otherwise, the interest income or gain will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if you were a U.S. holder. Effectively connected interest income will not be subject to U.S. federal withholding tax if you satisfy certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form). In addition, if you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a “branch profits tax” at a 30% rate, unless an applicable income tax treaty provides for a lower rate. For this purpose, interest received on a note and gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by you of a U.S. trade or business.

Information Reporting and Backup Withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities of the country in which you reside or are established under the provisions of a specific treaty or agreement.

Backup withholding generally will not apply to payments to you of interest on a note if the certification described in “—Tax Consequences to Non-U.S. Holders—Interest on the Notes” is duly provided or you otherwise establish an exemption.

Payment of the proceeds from the disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable or successor form) and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds from the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if it has certain relationships with the United States.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Withholding on Payments to Certain Foreign Entities

Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (referred to as “FATCA”) impose a 30% U.S. federal withholding tax on “withholdable payments” (as defined in the Code), including payments of interest on the notes, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners (generally by providing an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019, proposed U.S. Treasury regulations provide that such payments of gross proceeds (other than amounts treated as interest) do not constitute withholdable payments. Taxpayers may rely generally on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued.

Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of notes might be eligible for refunds or credits of such taxes. You are urged to consult your tax advisor regarding the effects of FATCA on your investment in the notes.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF THE NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below, for whom BofA Securities, Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, and Morgan Stanley & Co. LLC are acting as representatives, has agreed severally and not jointly to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of notes of each series set forth opposite that underwriter’s name in the following table:

Underwriters	Principal Amount of 2023 Notes	Principal Amount of 2025 Notes
BofA Securities, Inc.	$	$
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC.
Goldman Sachs & Co. LLC.
Wells Fargo Securities, LLC

Total	$	$

The underwriting agreement provides that the obligations of the underwriters severally and not jointly, to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have reserved the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all the notes if they purchase any of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes may be terminated.

The underwriters propose to offer the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement or to certain dealers at the public offering prices less a concession not to exceed         % of the principal amount of the 2023 notes and         % of the principal amount of the 2025 notes. The underwriters may allow, and any such dealer may reallow, a concession not to exceed         % of the principal amount of the 2023 notes and         % of the principal amount of the 2025 notes. After the initial offering of the notes to the public, the representatives may change the public offering prices and other selling terms.

We estimate that our total expenses for this offering, other than the underwriting discounts, will be approximately $3.75 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. An affiliate of J.P. Morgan Securities LLC is a merchant processing bank and a counterparty to certain agreements with us to process customer credit card transactions for the sale of air travel and other services. Under certain circumstances, such affiliate has the right to require that we establish additional cash or other collateral reserves or withhold payments related to receivables collected upon certain triggers, including chargebacks processed reaching a certain level or our credit rating falling to specified levels below investment grade. See “Where You Can Find More Information.” Certain of the underwriters and their respective affiliates perform, and may perform in the future, various financial advisory, investment banking, and commercial banking services from time to time for us and our affiliates, for which they receive, or will receive, customary fees and expense reimbursement. The underwriters and their affiliates also may be lenders under our Amended and Restated Revolving Credit Agreement and our Amended and Restated 364-Day Credit Agreement, and certain of the underwriters and their affiliates are lenders under term loans to which we are party or which we guarantee The underwriters are also acting as underwriters in the Common Stock Offering and Convertible Notes Offering, for which they will receive customary underwriting discounts and commissions.

Affiliates of certain underwriters may receive 5% or more of the net proceeds of this offering as a result of our intention to use the net proceeds to repay a portion of the outstanding borrowings under our Amended and Restated 364-Day Credit Agreement. See “Use of Proceeds.” Consequently, this offering will be made in compliance with FINRA Rule 5121. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering as the notes are rated investment grade. The underwriters subject to Rule 5121 will not confirm sales of notes to any account over which they exercise discretionary authority without the prior written approval of the customer.

In connection with the issuance of the notes, we may enter into interest rate swap agreements with financial institutions, which may include one or more of the underwriters or their respective affiliates. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

New Issue of Notes

There are currently no public trading markets for the notes. We have not applied and do not intend to apply to list the notes on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in each series of the notes. However, they are not obligated to do so and may discontinue any market-making in the notes of any series at any time in their sole discretion. Therefore, we cannot assure you that liquid trading markets for any series of the notes will develop, that you will be able to sell your notes at a particular time, or that the price you receive when you sell will be favorable.

We expect to deliver the notes against payment for the notes on or about the date specified on the cover page of this prospectus supplement, which will be the          business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+        , to specify alternative settlement arrangements to prevent a failed settlement.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix, or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing the notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Sales Outside the United States

European Economic Area and the United Kingdom

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (the “UK”) (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so with respect to Qualified Investors. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA AND UK RETAIL INVESTORS—The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the UK. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation.

United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the notes in the United Kingdom.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant person.

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the notes have been or will be filed with or approved by any Swiss regulatory authority. The notes are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (FINMA), and investors in the notes will not benefit from protection or supervision by such authority.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation, or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issuance, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i) (B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”) and each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

People’s Republic of China (excluding Hong Kong, Macau and Taiwan)

The notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China, or the PRC (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by all relevant laws and regulations of the PRC.

This prospectus supplement (i) has not been filed with or approved by the PRC authorities and (ii) does not constitute an offer to sell, or the solicitation of an offer to buy, any notes in the PRC to any person to whom it is unlawful to make the offer of solicitation in the PRC.

The notes may not be offered, sold or delivered, or offered, sold or delivered to any person for reoffering or resale or redelivery, in any such case directly or indirectly (i) by means of any advertisement, invitation, document or activity which is directed at, or the contents of which are likely to be accessed or read by, the public in the PRC, or (ii) to any person within the PRC, other than in full compliance with the relevant laws and regulations of the PRC.

Dubai

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This document does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The notes may not be offered for sale, nor may application for the sale or purchase or any notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this document nor any other offering material or advertisement relating to the notes may be distributed or published in Australia unless, in each case:

(a)

the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)

the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)

the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and

(e)	such action does not require any document to be lodged with ASIC or the ASX.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas, and for the underwriters by Sidley Austin LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Southwest Airlines Co. appearing in Southwest Airlines Co.’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Southwest Airlines Co.’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements and Southwest Airlines Co. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s web site at www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information as well as the information included in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K) until we sell all the notes offered hereby.

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2019; including those portions of our Proxy Statement on Schedule 14A filed on April 9, 2020 that are specifically incorporated by reference into such Annual Report on Form 10-K;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2020; and

•	Current Reports on Form 8-K filed on February 10, 2020, March 16, 2020, April 2, 2020, and April 21, 2020.

We make available free of charge on or through our Internet website, www.southwest.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus supplement or the accompanying prospectus.

You may obtain any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus supplement or the accompanying prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by writing or telephoning us at the following address:

Southwest Airlines Co. c/o Investor Relations

P. O. Box 36611, HDQ-6IR

2702 Love Field Drive

Dallas, Texas 75235

(214) 792-4908

PROSPECTUS

Southwest Airlines Co.

DEBT SECURITIES

and

COMMON STOCK

We may offer and sell our unsecured debt securities and shares of our common stock from time to time in amounts, at prices and on terms that we will determine at the time of the offering.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

We will provide specific terms of these securities and the manner in which we will sell them in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “LUV.”

INVESTING IN OUR SECURITIES INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS THAT ARE REFERENCED UNDER THE HEADING “RISK FACTORS” ON PAGE 2 OF THIS PROSPECTUS BEFORE YOU MAKE ANY INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 9, 2018.

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. We are offering to sell the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of the documents or any sale of the securities.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer the securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the offering and the securities being offered at that time. The prospectus supplement also may add, update or change information contained in this prospectus. In this prospectus, “Southwest,” “we,” “us,” “our” and the “company” each refers to Southwest Airlines Co. and its consolidated subsidiaries, unless the context indicates otherwise.

To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Incorporation of Certain Documents by Reference.”

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement delivered with this prospectus and the documents we incorporate by reference may contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on, and include statements about, Southwest’s estimates, expectations, beliefs, intentions and strategies for the future, and the assumptions underlying these forward-looking statements. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “believe,” “anticipate,” “expect,” “intend,” “may,” “will,” “estimate,” “would,” “could,” “should,” “project,” “plan,” “goal” and similar expressions.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual results may vary materially from what is expressed in or indicated by Southwest’s forward-looking statements or from historical experience or Southwest’s present expectations. Known material risk factors that could cause these differences are set forth in our filings with the SEC that are incorporated in this prospectus by reference or that are stated in a prospectus supplement to this prospectus under the caption “Risk Factors.” Caution should be taken not to place undue reliance on the company’s forward-looking statements, which represent the company’s views only as of the dates of the respective documents. The company undertakes no obligation to update publicly or revise any forward-looking statements to reflect subsequent events or circumstances.

ABOUT SOUTHWEST AIRLINES CO.

Southwest Airlines Co. operates Southwest Airlines, a major passenger airline that provides scheduled air transportation in the United States and selected near-international markets. Our principal executive offices are located at P.O. Box 36611, Dallas, Texas 75235, and our telephone number is (214) 792-4000. We maintain a website on the Internet at http://www.southwest.com. Information that you may find on this website is not part of this prospectus.

Additional information about us is included in our reports and other documents incorporated by reference in this prospectus. See “Incorporation of Certain Documents by Reference.”

RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and those that may be included in the applicable prospectus supplement, as well as the cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to pay interest on, or the principal of, any debt securities may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We intend to use the net proceeds from any offering of the securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific issuance of securities. Such general corporate purposes may include, among other possible uses, the repayment of short-term or long-term indebtedness and capital expenditures.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

Year Ended December 31,
2017	2016	2015	2014	2013
9.07	9.62	9.60	5.37	3.92

Earnings represent:

•	Income before income taxes, excluding the cumulative effect of accounting changes; plus

•	Fixed charges, excluding capitalized interest.

Fixed charges include:

•	Interest, whether expensed or capitalized; and

•	A portion of rental expense. Our management believes this is representative of the interest factor in those periods.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities under the indenture, dated September 17, 2004, between us and Wells Fargo Bank, N.A., which acts as trustee. We may issue as many distinct series of debt securities under the indenture as we wish.

The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later in this section under “Default and Related Matters — Remedies if an Event of Default Occurs.” Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell, and sending you notices.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by Texas law. A copy of the indenture may be obtained from us as described below under “Incorporation of Certain Documents by Reference.”

This section summarizes the material terms of the debt securities that we expect will be common to all series, although the prospectus supplement which describes the terms of each series of debt securities may also describe differences with the material terms summarized here.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. In this summary, we describe the meaning for only the more important terms. You must look to the indenture for the most complete description of what is described in summary form in this prospectus.

This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered.

We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. The prospectus supplement relating to the original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and any pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of (and premium, if any) and interest, if any, on the debt securities are payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or similar provisions;

•

the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if other than denominations of $1,000 and any of its integral multiples, the denominations in which the series of debt securities will be issuable;

•	the applicability of the provisions described under “Defeasance”;

•

if the series of debt securities will be issuable only in the form of a global security, the depository or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special feature of the series of debt securities (including its convertibility into our common stock).

Legal Ownership

Street Name and Other Indirect Holders. Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if required;

•	whether and how you can instruct it to send you debt securities registered in your own name so that you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders. Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold debt securities in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment, even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security? A global security is a special type of indirectly held security, as described above under “Legal Ownership — Street Name and Other Indirect Holders.” If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of securities will be issued only in the form of global securities.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If you are an investor, you should be aware that if debt securities are issued only in the form of global securities:

•	You cannot get debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•

You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See “Legal Ownership — Street Name and Other Indirect Holders.”

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•

The depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interest in the global security. We and the trustee also do not supervise the depositary in any way.

Special Situations when Global Security will be Terminated. In a few special situations described in the next paragraph, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder. The rights of street name investors and direct holders in the debt securities have been previously described under “Legal Ownership” in the subsections entitled “Street Name and Other Indirect Holders” and “Direct Holders.”

The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and a successor depositary is not appointed by us within 90 days.

•	When we notify the trustee that we wish to terminate the global security.

•

When an event of default on the securities has occurred and has not been cured, disregarding for this purpose any requirement of notice or that the default exists for a specified period of time. (Default is discussed later under “Default and Related Matters.”) The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

IN THE REMAINDER OF THIS DESCRIPTION, “YOU” MEANS DIRECT HOLDERS AND NOT STREET NAME OR OTHER INDIRECT HOLDERS OF DEBT SECURITIES. INDIRECT HOLDERS SHOULD READ THE PREVIOUS SUBSECTION ENTITLED “STREET NAME AND OTHER INDIRECT HOLDERS.”

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional Mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	Your rights in several Special Situations, such as if we merge with another company, or if we want to change a term of the debt securities via Modification and Waiver;

•	A Defeasance clause and a Satisfaction and Discharge provision, each of which may allow for us to be completely released from our payment and other obligations on the debt securities; and

•	Your rights if we Default.

Additional Mechanics

Form, Exchange and Transfer. The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations that are even multiples of $1,000.

You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform these functions ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if we and the security registrar are satisfied with your proof of ownership.

If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities are redeemable, we may block the transfer or exchange of debt securities for a period beginning 15 days before the day we mail the notice of redemption, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment and Paying Agents. We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the securities to pro rate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in Dallas, Texas. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. However, if the debt securities are represented by a global security, we will make payments to the depositary by wire.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

We may also arrange for additional payment offices, and may cancel or change these offices, including the use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Notices. We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Special Situations

Mergers and Similar Events. We are generally permitted to consolidate or merge with another entity. We are also permitted to sell or convey all or substantially all of our assets to another entity. However, we may not take any of these actions unless all of the following conditions are met:

•

Where we consolidate or merge out of existence or sell or convey all or substantially all of our assets, the other entity must be organized under the laws of a state or under federal law, and it must agree to be legally responsible for the debt securities.

•

Immediately after the merger, sale of assets or other transaction, we must not be in default on the debt securities. A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

•	extend the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable on an original discount security upon acceleration of the maturity of the debt security following a default;

•	impair your right to sue for payment; and

•	reduce the percentage of the principal amount of debt securities of any series or all series (voting as one class) the consent of which is needed to modify or amend the indenture.

Changes Requiring a Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by the holders of debt securities owning at least a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect the interests of holders of the debt securities described in the next paragraph. We may obtain a waiver of a past default from the holders of debt securities owning a majority of the principal amount of the particular series affected. However, we cannot obtain a waiver of a payment default unless we obtain an individual consent to the waiver from every holder.

Changes Not Requiring Approval. The third type of change to the indenture and the debt securities does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect the interests of holders of the debt securities. Holders of debt securities will also not be eligible to vote if the debt securities have been fully defeased as described below under “Defeasance.”

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

Absence of Restrictive Covenants

The indenture does not contain any promises by us on how we will operate our business, and does not restrict our ability to incur debt or grant liens on our assets. If we determine to include such a promise for the benefit of a particular series of debt securities, such promise, or restrictive covenant, will be described in the prospectus supplement relating to that series of debt securities.

Defeasance

We may be completely released from our payment and other obligations on the debt securities. The following discussion of defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement.

If there is a change in federal tax law, or if we obtain a ruling from the Internal Revenue Service, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full or legal defeasance, if we put in place the following arrangements for you to be repaid:

•

We must deposit in trust for your benefit and the benefit of all direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

There must be a change in federal tax law or a ruling from the Internal Revenue Service that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion of our counsel confirming, among other things, the tax law change described above.

If we are able to fully defease the debt securities, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment.

Satisfaction and Discharge

The indenture will cease to be of further effect as to all debt securities of any series when either:

•

we have delivered to the trustee for cancellation all debt securities of that series that have been authenticated (except for lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has already been deposited in trust and subsequently returned to us); or

•

all debt securities of that series have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption under arrangements satisfactory to the trustee, and in any case we have deposited with the trustee as trust funds money in an amount sufficient to pay the entire indebtedness of all these debt securities to their stated maturity or redemption date; and we have paid all other sums payable by us under the indenture with respect to that series.

Notwithstanding any satisfaction and discharge or any defeasance with respect to the debt securities of any series, your rights of transfer and exchange, your rights to replace lost, stolen or destroyed debt securities, the rights and obligations of the trustee and your rights as beneficiaries with respect to the trust funds deposited with the trustee would survive.

Default and Related Matters

Ranking. The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally in contractual right of payment with all of our other unsubordinated indebtedness.

Events of Default. You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What is an Event of Default? The term “event of default” means any of the following:

•	We do not pay the principal or any premium on a debt security when due.

•	We do not pay interest on a debt security within 30 days of its due date.

•

We remain in breach of any other covenant or agreement in the indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the outstanding principal amount of debt securities of the affected series.

•

We default on any indebtedness for borrowed money totaling over $50,000,000 and our obligation to repay such indebtedness is accelerated, and this repayment obligation remains accelerated for 10 days after we receive a notice of default by the trustee or holders of at least 25% of the outstanding principal amount of the affected debt securities.

•	We file for bankruptcy, or certain other events in bankruptcy, insolvency or reorganization occur.

Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series, plus accrued interest, to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the debt securities of the affected series.

Reference is made to the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability, called an indemnity. If reasonable indemnity is provided, the holders of a majority of the aggregate principal amount of the securities of all series affected (voting as one class) may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee is required, within 90 days of acquiring knowledge of a default with respect to the debt securities of any series, to give you notice of the default, unless the default has been cured or waived before it gives the notice; however, the trustee may withhold notice of any non-payment default if it determines that withholding notice is in the interest of the holders of debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of at least 25% of the outstanding principal amount of all the securities of the relevant series must make a written request that the trustee take action because of an event of default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•

The trustee must have not taken action for 60 days after receipt of the above written request and offer of indemnity and no directions inconsistent with the above written request must have been given to the trustee during such period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default and indicating the nature and status of the default.

Concerning the Trustee

The trustee under the indenture is Wells Fargo Bank, N.A.

The indenture contains certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if after an event of default has occurred and is continuing, the trustee acquires any conflicting interest (as described in the indenture), it must eliminate such conflict or resign.

DESCRIPTION OF CAPITAL STOCK

General

We are incorporated in the State of Texas. The rights of our shareholders are generally covered by Texas law and our certificate of formation and bylaws (each as amended and restated and in effect on the date hereof). The terms of our capital stock are therefore subject to Texas law, including the Texas Business Organizations Code (the “TBOC”), and the common and constitutional law of Texas. Our certificate of formation was filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and our bylaws were filed as Exhibit 3.1 to our Current Report on Form 8-K filed on November 21, 2016. You are encouraged to read these documents.

We are authorized to issue 2,000,000,000 shares of common stock, $1.00 par value, of which 587,950,973 shares were outstanding on February 5, 2018. Our common stock is traded on the NYSE under the symbol “LUV.” We are not authorized to issue shares of preferred stock.

Voting Rights

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. No shareholder has the right of cumulative voting.

With respect to any matter other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Texas law or our certificate of formation, the act of the shareholders shall be the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter at a meeting of shareholders at which a quorum is present; provided that, for purposes thereof, all abstentions and broker nonvotes shall not be counted as voted either for or against such matter. Directors shall be elected by a majority of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present; provided that, if the number of nominees exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast. For purposes thereof, (i) a majority of the votes cast means that the number of votes cast for a director must exceed the number of votes cast against that director, and (ii) abstentions and broker nonvotes shall not be counted as votes cast either for or against any nominee for director.

Dividend Rights

Holders of our common stock are entitled to dividends when, as and if declared by our board of directors out of funds legally available therefor.

Liquidation Rights

In the event of our liquidation, the holders of our common stock will be entitled to share ratably in any assets remaining after payment of all debts and other liabilities.

Certain Business Combination Restrictions

Section 21.606 of the TBOC restricts certain business combinations between us and an affiliated shareholder (beneficial ownership of 20% or more of the voting power of our stock entitled to vote for directors) for three years after the shareholder becomes an affiliated shareholder. The restrictions do not apply if the board of directors approved the transaction that caused the shareholder to become an affiliated shareholder or if the business combination is approved by the affirmative vote of two-thirds of our voting stock that is not beneficially owned by the affiliated shareholder at a meeting of shareholders called for that purpose within six months of the affiliated shareholder’s acquiring the shares. Although we may elect to exclude ourselves from the restrictions imposed by Section 21.606, our certificate of formation does not do so.

Certain Provisions of Our Certificate of Formation and Bylaws

Some provisions of our certificate of formation and bylaws could make the acquisition of control of our company and/or the removal of our existing management more difficult, including those that provide as follows:

•

cumulative voting in the election of our board of directors, which would otherwise allow less than a majority of shareholders to elect director candidates, is prohibited under our certificate of formation;

•

our board of directors fixes the size of the board of directors, may create new directorships and may appoint new directors to serve in such newly-created positions until the next election of one or more directors by our shareholders;

•

our board of directors may amend or repeal our bylaws, or adopt new bylaws, unless (a) such power is reserved exclusively to our shareholders in whole or part by our certificate of formation or the laws of Texas or (b) our shareholders in amending, repealing or adopting a particular bylaw have expressly provided that our board of directors may not amend or repeal that bylaw;

•	all shareholder actions must be taken at a regular or special meeting of our shareholders and cannot be taken by written consent without a meeting;

•

we have advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, which generally require that shareholder proposals be provided to us between 60 and 90 days before the anniversary of our last annual meeting and director nominations be provided to us between 120 and 150 days before the anniversary of our last annual meeting in order to be properly brought before a shareholder meeting;

•	our directors may be removed only for cause, by vote of the holders of a majority of the shares then entitled to vote for the election of directors; and

•

unless we consent in writing to the selection of an alternative forum, the United States District Court for the Northern District of Texas or, if such court lacks jurisdiction, the state district court of Dallas County, Texas, shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for certain types of actions or proceedings.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of the company to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and that these benefits outweigh the disadvantages of discouraging the proposals. Negotiating with the proponent could result in an improvement of the terms of the proposal.

Other

Our common stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision. The outstanding shares of our common stock are fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EQ Shareowner Services (formerly Wells Fargo Shareowner Services) at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120-4100.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Southwest Airlines Co. appearing in Southwest Airlines Co.’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Southwest Airlines Co.’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Southwest Airlines Co. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the offer and sale of the securities covered by this prospectus. The registration statement, including the exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock is listed for trading on the New York Stock Exchange under the symbol “LUV.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information, as well as the information included in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 or 7.01 on any Current Report on Form 8-K) until we sell all the securities:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 7, 2018; and

•	The description of our common stock contained in our Current Report on Form 8-K filed February 1, 2011, including any subsequently filed amendments and reports updating such description.

We make available free of charge on or through our Internet website, www.southwest.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and other reports and statements filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may obtain a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by writing or telephoning us at the following address and phone number:

Southwest Airlines Co. c/o Investor Relations

P.O. Box 36611, HDQ-6IR

Dallas, Texas 75235

(214) 792-4908

$

Southwest Airlines Co.

$                    % Notes due 2023

$                    % Notes due 2025

Prospectus Supplement

                    , 2020

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